Exhibit 23(j)(2)

CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Trustees

The Commerce Funds:

We consent to the use of our report dated December 18, 2002, incorporated in this Registration Statement by reference, to Core Equity Fund, Growth Fund, Value Fund, MidCap Growth Fund, International Equity Fund, Asset Allocation Fund, Bond Fund, Short-Term Government Fund, National Tax-Free Intermediate Bond Fund, Missouri Tax-Free Intermediate Bond Fund, and Kansas Tax-Free Intermediate Bond Fund, respectively, each a series of Commerce Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “INDEPENDENT AUDITORS AND FINANCIAL STATEMENTS” in the Statement of Additional Information.

By:	/s/ KPMG LLP
KPMG LLP

Boston, Massachusetts

February 26, 2003